Smart-tek Solutions, Inc. to Introduce Its Bird Flu Containment Solution to Singapore

CORTE MADERA, Calif., March 30, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today that it is in advance stages to introduce its RTAC-PM poultry monitoring and containment system to officials in Singapore.

“The RFID poultry monitoring and containment system that we have designed to help in the fight against the spread of the avian flu has generated a tremendous amount of interest from the South-East Asian region” said Perry Law, President of Smart-tek Communications, Inc.  “While Singapore is currently bird flu free, surveillance and monitoring is a crucial element of their strategy to assure that it continues to be.  They are very proactive in their fight against a potential outbreak of the H5N1 virus.  We believe our system can be a valuable tool as part of their preventative strategy.

“We believe that Singapore would be looking for a containment system to be implemented at the poultry’s point of entry into the Singapore food chain” said Law.  “We designed our system to be flexible and scaleable to meet our customer’s needs.  Our design took into account that requirements will undoubtedly vary from country to country”

Smart-tek will also attempt to replicate the successful strategy it has undertaken in China, by locating, evaluating and engaging a licensee in the area, who will serve as the liaison with the government and facilitate implementation of the system upon final approval by the appropriate authorities.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

“We believe the potential for application of the RTAC-PM system is tremendous in Singapore and it represents a great opportunity for Smart-tek to demonstrate the versatility of its RTAC-PM system,” said Law.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

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Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711